Exhibit 21.1

LIST OF SUBSIDIARIES FOR THE REGISTRANT

Ibis Biosciences, Inc., a Delaware Corporation

Isis Pharmaceuticals Singapore Pte Ltd., a Singapore Limited Private Company

Isis USA Limited, a United Kingdom Limited Private Company

PerIsis I Development Corporation, a Delaware Corporation